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                                                                      EXHIBIT 17

                     [LOGO OF HOLT COMPANIES APPEARS HERE]

                               November 16, 1995

Board of Directors
Zapata Corporation
1717 St. James Place, Suite 550
Houston, Texas 77056

Attention: Mr. Malcolm I. Glazer, Chairman of the Board

Gentlemen:

  As a shareholder and director of Zapata Corporation ("Zapata"), I am becoming increasingly alarmed as I more fully understand the new objectives which have been set for Zapata and various actions which have been or will soon be taken in furtherance of these objectives.

  For those who have become members of the Board of Directors since the acquisition of my family's gas compression business ("Energy Industries") I point out that when my family sold Energy Industries to Zapata in 1993, the sale was not merely an act on our part to cash in on our work and investment. Rather, we viewed the sale as an opportunity to insure the continued growth and success of Energy Industries and looked forward to contributing to, and by taking a substantial equity position, enjoying the benefit of, such success. At the time, we believed that Zapata was committed to the common objective, recited in our agreement, of "combining resources to allow for an enhanced natural gas compression business and to lay the foundation for the structuring of an integrated gas services company." I have, since my involvement with Zapata, considered Energy Industries to be Zapata's "flagship operation," thought its markets continued to "appear attractive," have expected its profitability to "improve" and believed that "the prospects for continued growth remain favorable." The words quoted are those used by Malcolm Glazer in his letter to Zapata's shareholders of December 28, 1994 and I quote them because I cannot convey my sentiments of that date or today regarding Energy Industries any better than did Malcolm.

  Notwithstanding Malcolm's assurances that the prospects for Energy Industries remained bright as of the end of 1994, Zapata has recently disclosed a new strategic plan which is premised upon Zapata's departure from the energy services industry and its entry into the food service industry. Our duty, as a Board of Directors, requires that the Zapata's shareholders be told exactly why, when and by whom this new strategy was adopted. The decision was not made by the Board of Directors. To my knowledge, the September 20, 1995 special meeting of the Board was the first occasion on which the new strategy was presented to the Board for a vote, and the

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Board of Directors
Zapata Corporation
November 16, 1995
Page 2

conclusion, viewed in the most favorable light, to be drawn from the Board's affirmative vote during this meeting is that, by implication, the new strategy was ratified well after the fact of its implementation. And yet the shareholders are told that this strategy has been in development since late 1994 and early 1995.

  I have reviewed the Preliminary Proxy Statement filed by Zapata with the Securities and Exchange Commission (the "SEC") on September 29, 1995 (the "Initial Proxy Statement") and the latest version of the Preliminary Proxy Statement filed November 14, 1995 (the "Proxy Statement"). Despite efforts in the Proxy Statement to correct inaccurate or misleading statements in the Initial Proxy Statement, there remain statements in the Proxy Statement which must be corrected in order for Zapata's disclosures to be not misleading and as Directors we cannot permit final proxy materials to be disseminated unless they are accurate in all material respects. The following represent areas of particular concern.

  1. The Proxy Statement discloses that the proceeds of the Energy Industries sale are intended to be used for general corporate purposes which may include acquisitions in the food service industry, but states that the Company does not have any current plans for specific acquisitions and has no plans to advance its expansion into the food services industry. If it is appropriate or necessary to disclose in the Proxy Statement the use of proceeds from the Energy Industries sale, as I believe is the case, then it follows that Zapata's disclosure, in this regard, must accurately state the relevant and material facts. In its present form, this portion of the Proxy Statement conveys to the uninformed reader, at best, only a half truth. The Agenda published for the September 20th special meeting of the Board of Directors included a proposed resolution creating a special committee to be vested with sole discretion to consider and close the acquisition by Zapata of Houlihan's Restaurant Group, Inc. and Specialty Equipment Companies, Inc., both of which are owned or controlled by Malcolm Glazer and affiliates. I presume these resolutions were adopted and, as was the case with Envirodyne acquisition, the acquisition of these two additional investments will be committed to the discretion of a special committee without further review by the Board, but in any event, it is apparent to me that Zapata has already identified its acquisition candidates and its failure to so state in the proxy materials is misleading.

  The larger problem suggested by the foregoing is Zapata's failure to advise its shareholders of what actually is meant by the words "new strategy" and "acquisitions in the food service industry." To my knowledge, the only acquisitions which have been seriously considered by Zapata in furtherance of the "new strategy", utlizing the proceeds from the Energy Industries transaction, are from Malcolm Glazer and his affiliates. It thus seems apparent that it is Mr. Glazer's ownership of the target and consequent enrichment from its acquisition that distinguish a particular acquisition candidate, not industry segment.
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Board of Directors
Zapata Corporation
November 16, 1995
Page 3

  2. In light of the foregoing discussion, I believe the portions of the Proxy Statement which describe the factors that were considered by the Board in reaching their decision to "begin the exit of the energy business" and to enter the food service business are misleading. "In late 1994," there was no Board action taken to develop a plan to exit the energy services business and enter the food service business and, to my knowledge, the only Board action taken in this regard was during the aforementioned meeting on September 20, 1995, well after the exit had begun. The entry into food services, based upon the information that has been made available to me, was predicated not upon the identification of a more attractive industry segment than energy services, but upon the make-up of Mr. Glazer's investment portfolio, apparently the only source of candidates which are regarded, by those responsible for the new strategy, as suitable for acquisition by Zapata.

  For the foregoing reasons, I ask the Board to:

    1. Resolve to conduct no further negotiations for the acquisition of investments from Malcolm I. Glazer and his affiliates except upon the condition that any such acquisition will be subjected to independent scrutiny and the closing of the acquisition will be conditioned upon shareholder approval;

    2. Obtain the advice of independent counsel regarding the enforceability of Zapata's obligation regarding the acquisition of the Envirodyne investment, with a view towards rescission; and

    3. Cause to be filed with the SEC proxy materials accurately reflecting the matters discussed in this letter as well as the actions indicated in 1 and 2, above, and schedule and provide notice of a shareholder meeting to approve the sale of Energy Industries to Enterra.

  Nothing can be gained by delay. I see no reason why the foregoing described acts cannot be accomplished promptly, so as not to unduly delay the aforementioned shareholder meeting and vote upon the sale of Energy Industries to Enterra.

  Finally, I have become concerned with the practice of calling special meetings of the Board on short notice to address matters of great importance to Zapata's shareholders and without providing the directors sufficient information in advance of the meeting to permit an informed vote. There are of course matters which arise and which require a rapid response by the Board, but I have not been able to discern any circumstances so compelling that the Board meetings which


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Board of Directors
Zapata Corporation
November 16, 1995
Page 4

advance of the meetings, of adequate information in support of the actions which have been recommended for the Board. Moreover, when my attorneys or I have requested materials relevant to Board actions and meetings, such requests have been frequently ignored. For me this is intolerable.

  For that reason, for the reason that I do not agree with and cannot support the "new strategy" and in light of my serious reservations regarding the intentions of those responsible for the misleading disclosures in the Proxy Statement, not to mention the disclosures themselves, I am left no option except to resign.

  Accordingly, in addition to the foregoing, accept this as my resignation from the Board of Directors of Zapata and of all management and Board positions I hold with Energy Industries as well as any other affiliate of Zapata.

  In this regard, I am sure that you are aware of Zapata's obligation under the Securities Exchange Act of 1934 to file a Form 8-K due to my resignation because of a disagreement with Zapata on matters relating to Zapata's operations, policies and practices. This letter describes the nature of this disagreement and I must insist that my resignation and this disagreement be disclosed. The Form 8-K must state the date of my resignation (today), summarize my description of this disagreement, and include a copy of this letter as an exhibit. The Form 8-K is due at the SEC and at the New York Stock Exchange within five business days after today.

                                                 Sincerely,

                                                 /s/ Peter M. Holt

                                                 Peter M. Holt

cc: Mr. Joseph L. von Rosenberg, III